EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Timothy C. Everett and Corinna Ulrich, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign MoneyGram International, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ J. Coley Clark	February 23, 2012
J. Coley Clark

/s/ Victor W. Dahir	February 23, 2012
Victor W. Dahir

/s/ Thomas M. Hagerty	February 23, 2012
Thomas M. Hagerty

/s/ Scott L. Jaeckel	February 23, 2012
Scott L. Jaeckel

/s/ Seth W. Lawry	February 23, 2012
Seth W. Lawry

/s/ Ann Mather	February 23, 2012
Ann Mather

/s/ Ganesh B. Rao	February 23, 2012
Ganesh B. Rao

/s/ W. Bruce Turner	February 23, 2012
W. Bruce Turner